Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-62243, 33-00020, 333-94121, 333-38725, 333-107092, 333-107093, 333-125390 and 333-127580 on Form S-8, Registration Statement Nos. 33-81772, 333-47399, 333-80427, and 333-44722 on Form S-3 and Registration Statement No. 333-139581 on Form S-3ASR of our report dated February 28, 2008, relating to the consolidated financial statements of PCH Atlanta Venture, LLC (which report expresses an unqualified opinion), appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Post Properties, Inc. for the year ended December 31, 2007.
/s/Deloitte & Touche LLP
Atlanta, Georgia
March 24, 2008

Post Properties, Inc.	18
Post Apartment Homes, L.P.